Exhibit 99.1

Westfield Financial, Inc. Declares Regular and Special Dividends and Reports Results for the Quarter Ended March 31, 2011

WESTFIELD, Mass.--(BUSINESS WIRE)--April 27, 2011--Westfield Financial, Inc. (the “Company”) (NASDAQ:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.3 million for the quarter ended March 31, 2011, compared to $1.4 million for the same period in 2010. This represents earnings of $0.05 per basic and diluted share for both the quarters ended March 31, 2011 and 2010.

The provision for loan losses was $339,000 for the three months ended March 31, 2011, compared to $500,000 for the same period in 2010. The decrease in provision for loan losses was due to a decrease in loan charge-offs and positive trends in the national and local economy.

Net interest income decreased $44,000 to $7.6 million for the three months ended March 31, 2011, compared to $7.7 million for the same period in 2010. The net interest margin, on a tax-equivalent basis, was 2.72% for the three months ended March 31, 2011, compared to 2.81% for the same period in 2010. The decrease in the net interest margin was due to the yield on interest-earning assets decreasing 34 basis points as a result of the low interest rate environment.

Noninterest income decreased $154,000 to $806,000 for the three months ended March 31, 2011, compared to $960,000 for the same period in 2010. This was primarily due to net gains of $31,000 on the sale of securities in 2011, compared to net gains of $186,000 in 2010.

Noninterest expense increased $145,000 to $6.5 million for the three months ended March 31, 2011, compared to $6.4 million for the same period in 2010. Salaries and benefits increased $136,000 to $4.0 million for the three months ended March 31, 2011. This was primarily the result of normal increases in this category. In addition, other expenses increased $164,000 to $768,000 for the three months ended March 31, 2011. This was the result of an increase of $109,000 in advertising and marketing expenses for the three months ended March 31, 2011, due to new advertising initiatives in electronic and print media. These increases were partially offset by a $235,000 decrease in OREO expense. This was primarily due to write downs on foreclosed properties of $227,000 for the three months ended March 31, 2010, which did not reoccur in 2011.

Balance Sheet Growth

Total assets were $1.2 billion at March 31, 2011, showing an increase of $1.3 million, compared to December 31, 2010. Securities decreased $18.9 million to $635.8 million at March 31, 2011 from $654.7 million at December 31, 2010. The decrease in securities was the result of using cash flow from investment securities to fund the loan portfolio as discussed below.

Net loans increased by $16.0 million to $518.4 million at March 31, 2011 from $502.4 million at December 31, 2010. Residential loans increased $21.6 million to $170.4 million at March 31, 2011 from $148.8 million at December 31, 2010. We purchased residential loans within and contiguous to our market area as a means of diversifying our loan portfolio and improving net interest income. This was partially offset by decreases in commercial and industrial loans and commercial real estate loans. Commercial and industrial loans decreased $4.3 million to $131.0 million at March 31, 2011 from $135.3 million at December 31, 2010. Commercial real estate loans decreased $1.3 million to $220.3 million at March 31, 2011 from $221.6 at December 31, 2010.

Total deposits increased $7.2 million to $707.5 million at March 31, 2011 from $700.3 million at December 31, 2010. The increase in deposits was due to an increase in checking accounts, savings accounts and money market accounts. Checking accounts increased $8.6 million to $177.4 million. Savings and money market accounts increased $10.8 million to $188.3 million. The increases in checking, savings and money market accounts were primarily due to a relationship-based product set introduced in 2010 which continues to show growth in 2011. Time deposit accounts decreased $12.2 million to $341.8 million at March 31, 2011.

Shareholders’ equity at March 31, 2011 and December 31, 2010 was $219.4 million and $221.2 million, respectively, which represented 17.7% of total assets as of March 31, 2011 and 17.8% of total assets as of December 31, 2010. The decrease in shareholders’ equity reflects the payment of regular dividends amounting to $1.6 million, the repurchase of 155,555 shares of our common stock at a cost of $1.4 million, pursuant to our current stock repurchase plan and a decrease in other comprehensive income of $1.1 million primarily due to the change in market value of securities. This was partially offset by an increase of $858,000 related to the recognition of share-based compensation and the exercise of 34,646 stock options, and net income of $1.3 million for the period ended March 31, 2011.

On May 25, 2010, the Board of Directors authorized the commencement of a second stock repurchase program, authorizing the repurchase of up to 2,924,367 shares, or ten percent of the Company’s outstanding shares of common stock. There were 1,527,406 shares purchased under the second repurchase program as of March 31, 2011.

Credit Quality

The allowance for loan losses was $7.0 million at March 31, 2011 and $6.9 million at December 31, 2010. This represents 1.33% and 1.36% of total loans at March 31, 2011 and December 31, 2010, respectively, and 177% and 216% of nonperforming loans at March 31, 2011 and December 31, 2010, respectively.

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
	(In thousands)
Balance, beginning of period	$6,934	$8,168	$7,645
Provision	339	375	500
Charge-offs	(359)	(1,636)	(616)
Recoveries	85	27	22
Balance, end of period	$6,999	$6,934	$7,551

Nonperforming loans increased $742,000 to $3.9 million at March 31, 2011, compared to $3.2 million at December 31, 2010, representing 0.75% and 0.63% of total loans at March 31, 2011 and December 31, 2010, respectively. At March 31, 2011, nonperforming loans were primarily made up of four commercial relationships totaling $3.2 million.

Loans delinquent 30 – 89 days increased $3.8 million to $20.6 million at March 31, 2011 from $16.8 million at December 31, 2010. The increase is primarily due to a single commercial and industrial relationship of $3.8 million involved in timber clearing, which tends to be a seasonal business. The remainder of delinquent loans are primarily comprised of a single commercial real estate relationship of $15.0 million in the hotel and lodging industry. Management will continue to closely monitor this relationship. There are no loans 90 or more days past due and still accruing interest.

Declaration of Regular and Special Dividends

James C. Hagan, Chief Executive Officer stated, “On April 26, 2011, the Board of Directors declared a regular cash dividend of $0.06 per share and a special cash dividend of $0.15 per share. Both the regular and special dividends are payable on May 25, 2011 to all shareholders of record on May 11, 2011.”

The Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

INTEREST AND DIVIDEND INCOME:
Loans	$6,166	$6,167
Securities	5,277	5,782
Other investments - at cost	14	5
Federal funds sold, interest-bearing deposits and other short-term investments	-	1
Total interest and dividend income	11,457	11,955

INTEREST EXPENSE:
Deposits	2,106	2,615
Long-term debt	1,645	1,586
Short-term borrowings	59	63
Total interest expense	3,810	4,264

Net interest and dividend income	7,647	7,691

PROVISION FOR LOAN LOSSES	339	500

Net interest and dividend income after provision for loan losses	7,308	7,191

NONINTEREST INCOME:
Total other-than-temporary impairment losses on securities	(345)	(1,071)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive loss	313	971
Net other-than-temporary impairment losses recognized in income	(32)	(100)
Service charges and fees	441	492
Income from bank-owned life insurance	366	375
Gain on sales of securities, net	31	186
Gain on sale of other real estate owned	-	7
Total noninterest income	806	960

NONINTEREST EXPENSE:
Salaries and employees benefits	3,953	3,817
Occupancy	678	660
Data processing	486	485
Professional fees	439	423
FDIC insurance	208	163
OREO expense	8	243
Other	768	604
Total noninterest expense	6,540	6,395

INCOME BEFORE INCOME TAXES	1,574	1,756

INCOME TAX PROVISION	288	402
NET INCOME	$1,286	$1,354

Basic earnings per share	$0.05	$0.05

Weighted average shares outstanding	26,746,102	28,186,887

Diluted earnings per share	$0.05	$0.05

Weighted average diluted shares outstanding	26,875,244	28,439,241

Other Data:

Return on average assets (1)	0.42%	0.46%

Return on average equity (1)	2.37%	2.23%

________________
(1) Three month results have been annualized.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$13,607	$11,611
Securities available for sale, at fair value	623,414	642,467
Federal Home Loan Bank of Boston and other restricted stock - at cost	12,354	12,282

Loans	525,356	509,326
Allowance for loan losses	6,999	6,934
Net loans	518,357	502,392

Bank-owned life insurance	42,860	40,494
Other real estate owned	223	223
Other assets	30,000	30,020

TOTAL ASSETS	$1,240,815	$1,239,489

Total deposits	$707,535	$700,335
Short-term borrowings	55,138	62,937
Long-term debt	250,230	238,151
Securities pending settlement	-	7,791
Other liabilities	8,556	9,030

TOTAL LIABILITIES	1,021,459	1,018,244

TOTAL SHAREHOLDERS' EQUITY	219,356	221,245

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,240,815	$1,239,489

Book value per share	$7.82	$7.85

Other Data:

30- 89 day delinquent loans	$20,564	$16,785

Nonperforming loans	3,946	3,204

Nonperforming loans as a percentage of total loans	0.75%	0.63%

Nonperforming assets as a percentage of total assets	0.34%	0.28%

Allowance for loan losses as a percentage of nonperforming loans	177.37%	216.42%

Allowance for loan losses as a percentage of total loans	1.33%	1.36%

The following table sets forth the information relating to our average balance and net interest income for the three months ended March 31, 2011 and 2010, and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended March 31,
	2011			2010
	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$518,397	$6,206	4.79%	$471,127	$6,199	5.26%
Securities(2)	632,678	5,453	3.45	619,473	5,924	3.83
Other investments - at cost	13,948	14	0.40	11,829	5	0.17
Short-term investments(3)	6,007	1	0.07	17,035	1	0.02
Total interest-earning assets	1,171,030	11,674	3.99	1,119,464	12,129	4.33
Total noninterest-earning assets	72,029			70,946

Total assets	$1,243,059			$1,190,410

LIABILITIES AND EQUITY:
Interest-bearing liabilities
NOW accounts	$85,767	227	1.06	$71,500	232	1.30
Savings accounts	105,345	157	0.60	110,708	230	0.83
Money market accounts	77,815	118	0.61	49,184	90	0.73
Time certificates of deposit	348,198	1,604	1.84	344,392	2,063	2.40
Total interest-bearing deposits	617,125	2,106		575,784	2,615
Short-term borrowings and long-term debt	312,153	1,704	2.18	280,019	1,649	2.36
Interest-bearing liabilities	929,278	3,810	1.64	855,803	4,264	1.99
Noninterest-bearing deposits	84,358			79,848
Other noninterest-bearing liabilities	9,464			8,101
Total noninterest-bearing liabilities	93,822			87,949

Total liabilities	1,023,100			943,752
Total equity	219,959			246,658
Total liabilities and equity	$1,243,059			$1,190,410
Less: Tax-equivalent adjustment(2)		(217)			(174)
Net interest and dividend income		$7,647			$7,691
Net interest rate spread(4)			2.35%			2.34%
Net interest margin(5)			2.72%			2.81%
Ratio of average interest-earning assets to average interest-bearing liabilities			126.0			130.8

(1) Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2) Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.

(3) Short-term investments include federal funds sold.
(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

CONTACT:
Westfield Financial, Inc.
James C. Hagan, 413-568-1911
President & CEO
or
Leo R. Sagan, Jr., 413-568-1911
CFO